Exhibit 23.1




                        CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference into this Post-Effective Amendment No. 4 to the Registration Statement on Form F-3 of CEMEX, S.A. de C.V. (Registration No. 333-11382), of our report dated January 15, 2003 (except for note 23, which is as of March 24, 2003), with respect to the consolidated balance sheets of CEMEX, S.A. de C.V. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and changes in financial position for each of the years in the three year period ended December 31, 2002, which report appears in Amendment No. 1 to the Annual Report on Form 20-F/A of CEMEX, S.A. de C.V., filed with the Securities and Exchange Commission on April 25, 2003.



KPMG Cardena Dosal, S.C.


/s/ Leandro Castillo Parada

Leandro Castillo Parada



Monterrey, N.L., Mexico
August 22, 2003